PRESS RELEASE August 9, 2012	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Second Quarter 2012

Financial Results

•   Q2 Revenues grow to record $5.5 Million

RIVER FALLS, WI- August 9, 2012- Sajan, Inc., (SAJA) a provider of global language services and translation management software, today reported financial results for the quarter ended June 30, 2012.

Revenues for the quarter ended June 30, 2012 were $5.5 million, which represented an increase of 2% over revenues for the quarter ended June 30, 2011 of $5.4 million. The Company reported a net loss for the second quarter of 2012 of approximately $181,000, or $0.01 per share, compared to net income of approximately $43,000 or $0.00 per share for the same quarter last year. Financial results included non-cash expense related to stock options of $50,000 or $0.00 per share in the three months ended June 30, 2012 compared to $54,000 or $0.00 per share in the three month period ended June 30, 2011.

Revenues for the six months ended June 30, 2011 were $10.2 million, which represented a decrease of 4% from revenues for the same period in 2011 of $10.6 million. Net loss for the six months ended June 30, 2012 was $970,000, or $0.06 per share, compared to net loss of $17,000 or $0.00 per share for the same period last year. Financial results for the six month periods included non-cash expense related to stock options of $105,000 or $0.01 per share in the six months ended June 30, 2012 compared to $107,000 or $0.01 per share in the six months ended June 30, 2011.

“I am very pleased that we achieved record quarterly revenues in the second quarter” stated Shannon Zimmerman, Chief Executive Officer. “A variety of new clients have selected Sajan to serve their language translation needs and we will be working hard to on-board those clients as quickly as possible to grow our revenues further. Through continued revenue growth and strict cost control, I am determined to drive Sajan to quarterly profitability by the end of the year,” concluded Mr. Zimmerman.

Conference Call Details

The Company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call today at 10:30 a.m. CT. The Company invites all those interested to join the call by dialing 888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CST on August 16, 2012 by dialing 888-325-4191.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry leading language translation management system technology – GCMSTM  – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and Singapore. Sajan is publicly traded under the symbol SAJA. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 30, 2012, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$5,512,768	$5,417,026	$10,176,499	$10,630,686
Operating Costs:
Cost of revenues (exclusive of depreciation and amortization)	3,522,062	3,250,618	6,643,827	6,296,611
Sales and marketing	640,210	661,363	1,242,772	1,261,231
Research and development	319,080	372,587	765,806	792,141
General and administrative	984,009	891,736	1,950,219	1,904,048
Loss on subsidiary closure	-	-	80,113	-
Depreciation and amortization	183,319	183,781	404,235	379,207
Income (loss) from Operations	(135,912)	56,941	(910,473)	(2,552)
Other income (expense), net	(44,772)	(13,970)	(59,812)	(14,822)
	(180,684)	42,971	(970,285)	(17,374)
Income (loss) before income taxes
Income tax benefit	-	-	-	-
Net income (loss)	$(180,684)	$42,971	$(970,285)	$(17,374)
Income (loss) per common share – basic & diluted	$(0.01)	$0.00	$(0.06)	$(0.00)
Weighted average shares outstanding – basic	16,185,804	16,020,899	16,182,426	16,015,179
Weighted average shares outstanding – diluted	16,185,804	16,325,185	16,182,426	16,015,179

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	30-Jun-12 (Unaudited)	31-Dec-11
Assets
Current assets
Cash and cash equivalents	$237,330	$1,763,249
Accounts receivables, net of allowance of $15,000	3,802,677	3,501,898
Other current assets	1,789,258	1,293,591
Total current assets	5,829,265	6,558,738
Property and equipment, net	856,418	758,440
Other assets, net	864,565	1,100,614
Total assets	$7,550,248	$8,417,792
Liabilities and Stockholders' Equity
Current liabilities
Payables	$2,710,330	$2,507,490
Other current liabilities	1,914,477	2,116,333
Total current liabilities	4,624,807	4,623,823
Long-term liabilities	773,711	788,528
Total liabilities	5,398,518	5,412,351
Stockholders' equity	2,151,730	3,005,441
Total liabilities and stockholders' equity	$7,550,248	$8,417,792

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